Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:	Investor Relations Contact:
Tommy Pruitt	Wes Harris
Senior Director, Communications	Director, Investor Relations
Force Protection, Inc.	Force Protection, Inc.
843.574.3866	843.574.3892
tommy.pruitt@forceprotection.net	wes.harris@forceprotection.net

Force Protection Announces Financial Results for 2010 Third Quarter

~2010 Q3 Non-GAAP EPS(1) is $0.05 Per Share Excluding Previously Announced Litigation Settlements, While 2010 Q3 GAAP EPS is Net Loss of $0.03 Per Share~

~Anticipated Deliveries of Ocelot for U.K. LPPV Program Expected to Lead to Growth in 2011~

LADSON, S.C. — November 3, 2010 — Force Protection, Inc. (NASDAQ: FRPT) today reported financial results for the three and nine months ended September 30, 2010.

Michael Moody, Chairman and Chief Executive Officer of Force Protection, Inc., said, “During this year’s third quarter we continued to deliver highly-protected vehicles and related services, which produced more than $175 million dollars in total revenue and reinforces our outlook for a strong second half of 2010. Contributing to this quarter were higher modernization sales associated with continued enhancements of the Cougar fleet, and we expect this work will continue well into the future.  We believe the 2010 third quarter is an important turning point for the Company as we build on the dynamic and credible organization we have put in place focused on the needs of our customers, to generating revenues and broadening our business as we execute our Strategy. As a part of these efforts, we are prudently investing in research and development, business development, and other important initiatives.  While these expenditures impact bottom-line results, we believe they are appropriate investments in our future that will help drive long-term growth and success.”

Mr. Moody continued, “Of course the most significant highlight of the 2010 third quarter was the announcement by the United Kingdom’s (U.K.) Ministry of Defence that Force Protection Europe was selected as the preferred bidder in the Light Protected Patrol Vehicle (LPPV) program.  We expect formal contract negotiations will conclude this month, and look forward to beginning delivery of Ocelot vehicles for the training of U.K. forces in 2011.  This is a unique and innovative vehicle that will undoubtedly save countless lives and prove invaluable not only in the current conflict in Afghanistan, but in other locations and applications as well.”

Third Quarter

In the third quarter of 2010, the Company reported net sales of $176.3 million versus $316.2 million in the third quarter of 2009.  Contributing to the decrease were lower vehicle and spares and sustainment sales, which were slightly offset by increased modernization revenues.

Gross profit for the 2010 third quarter was 19.0 percent, which was slightly lower than the Company’s long-term target of 20 percent.  Negatively impacting the quarter were certain contract definitizations and inventory valuation adjustments that lowered gross profit by approximately $3 million.  In the third quarter of 2009, the Company reported a gross profit of 8.4 percent, which was impacted by a $19.3 million write-down of the Company’s Cheetah inventory and other associated costs.

The Company reported an operating loss of $1.6 million in the third quarter of 2010 as compared to operating income of $3.1 million in the prior year period.  The Company recorded adjusted operating income(1) of $6.9 million for the 2010 third quarter, which excludes an $8.5 million charge announced on October 1, 2010 associated with the net impact of proposed settlements of federal shareholder class action and related derivative actions that began in early 2008.  In the 2009 third quarter, the Company recorded adjusted operating income (1) of $22.4 million, which excludes the $19.3 million write-down of the Company’s Cheetah inventory and other associated costs.  Reconciliations of adjusted operating income and operating income are included at the end of this press release.

Net loss for the third quarter of 2010 was $1.9 million, or $0.03 per diluted share, as compared to net income of $3.2 million, or $0.05 per diluted share, for the 2009 third quarter.  The Company recorded adjusted net income(1) of $3.6 million, or $0.05 per diluted share, in the third quarter of 2010, as compared to adjusted net income(1) of $16.1 million, or $0.23 per diluted share, in 2009.  Adjusted net income excludes the litigation settlements and Cheetah expenses in their respective periods.  Reconciliations of adjusted net income and adjusted net income per share to net income and net income per share are included at the end of this press release.

Year-to-Date

For the nine months ended September 30, 2010, the Company reported net sales of $448.3 million versus $688.0 million for the nine months ended September 30, 2009.  Contributing to the decrease were lower spares and sustainment and vehicle sales, which were partially offset by increased modernization revenues.

Gross profit for the nine months ended September 30, 2010 was 20.2 percent, which is in-line with the Company’s long-term target of 20 percent.  For the nine months ended September 30, 2009, the Company reported a gross profit of 13.0 percent, which was impacted by the $19.3 million write-down of the Company’s Cheetah inventory and other associated costs.

Operating income was $7.5 million for the nine months ended September 30, 2010 as compared to $15.2 million in the prior year period.  The 2010 year-to-date decrease in operating income was primarily associated with the aforementioned $8.5 million litigation settlements charge recorded in the third quarter.  Adjusted operating income(1) for the nine months ended September 30, 2010 was $16.0 million, which excludes the litigation settlements.  For the nine months ended September 30, 2009, the Company recorded adjusted operating income (1) of $34.5 million which exclude the $19.3 million write-down of the Company’s Cheetah inventory and other associated costs.

Net income for the nine months ended September 30, 2010 was $4.0 million, or $0.06 per diluted share, as compared to $11.0 million, or $0.16 per diluted share, for the comparable prior year period.  The Company recorded adjusted net income(1) of $9.5 million, or $0.14 per diluted share, in the nine months ended September 30, 2010, as compared to adjusted net income(1) of $23.9 million, or $0.35 per diluted share, in 2009.  Adjusted net income excludes the litigation settlements and Cheetah expenses in their respective periods.

Financial Position

As of September 30, 2010, the Company’s cash and inventories were $105.4 million and $85.9 million, respectively.  In addition, accounts receivable was $186.6 million, including $105.8 million of earned but unbilled receivables, and accounts payable was $95.7 million as of September 30, 2010.

The decline in the Company’s cash position from December 31, 2009 was primarily associated with the timing of final contract negotiations, product deliveries and customer billings.  The Company expects its cash balance to increase in the fourth quarter of 2010 based on recently definitized contracts and other contracts targeted for definitization during the 2010 fourth quarter.

Randy Hutcherson, Chief Operating Officer of Force Protection, Inc., commented, “Our products and services continue to be highly desired by customers across the globe.  An example of this was the more than $220 million in new contracts that we were awarded during the 2010 third quarter for the delivery of vehicles and associated services.  Even without including the upcoming contract with the U.K. for the LPPV program, we expect to end the year having secured well over $700 million in new contracts during 2010, with approximately 20% of the revenue from these awards to be recognized in 2011.”

Mr. Hutcherson further commented, “As we grow our top-line results, we recognize the importance of driving increased efficiencies in the business.  While our 2010 third quarter included higher than expected expenditures associated with the final stages of the LPPV competition and further development of the Ocelot, we view these as critical investments in our future.  Looking forward, we will continue to focus resources on our research and development and business development initiatives, as well as capitalize on available opportunities to reduce spending in other areas to promote long-term growth in operating margins”

Significant Business Development Initiatives

The Company achieved a critical milestone with the Ocelot in September 2010 with the selection of Force Protection Europe Limited as the preferred bidder in the U.K.’s LPPV program.  This LPPV program is expected to initially require approximately 200 vehicles and related long-term support services, with final quantities, price and delivery schedule being determined as part of the ongoing formal contract negotiations.  The Company expects the negotiations to be completed in November 2010.

The Company believes its success in the LPPV program could prove to be a substantial catalyst for opportunities both domestically and internationally for years to come.  One example is in Australia where the Ocelot has been selected as one of three solutions to continue competitive prototyping in the Manufactured and Supported in Australia (MSA) option for the Land 121 program.  The Australian government has also collaborated with the U.S. government on the development of the Joint Light Tactical Vehicle (JLTV).  The Land 121 program is designed to provide approximately 1,300 vehicles and trailers, as well as related long-term support, for Australia’s core fleet of military assets.  The evaluation for the MSA option in the Land 121 program is currently scheduled to conclude by the second half of 2011, at which point the Australian government is expected to make a decision on whether to continue with stage two MSA prototyping, JLTV, or a combination of both options.

The Company’s Joint All-Terrain Modular Mobility Asset (JAMMA) vehicle continues to be successfully developed and tested in advance of the upcoming Air Force Material Command’s Guardian Angel Air-Deployable Rescue Vehicle program.  The JAMMA is a modular, light-weight, high-performance, all-terrain vehicle that is transportable inside the V-22 Osprey, (GAARV) as well as the CH-47 and CH-53 helicopters.  Additionally, the JAMMA can accommodate mission configurable add-on armor.  Beyond the GAARV program, the Company believes the vehicle will meet the requirements of special operations forces for a number of militaries worldwide.

In addition to pursuing substantial opportunities for its new vehicles, the Company is enjoying continued progress in business development efforts surrounding its established fleet of vehicles.  In July 2010, the Company was down selected by the Canadian government to continue in the Tactical Armored Patrol Vehicle (TAPV) program, which is procurement for up to 600 vehicles and related long-term support services.  The Company has offered variants of the Cougar 4x4 and 6x6 as potential solutions for this program, and there are seven vehicles from other bidders that also remain in the competition.  The draft request for proposal (RFP) was issued for the TAPV program on November 1, 2010.  A contract award to the final selected bidder is currently expected in late 2011.

Complementing its efforts for securing additional vehicle deliveries, the Company is also pursuing incremental service and sustainment business opportunities.  One example is the Contractor Logistic Support Service contract with the U.S. Army for long-term maintenance of its thousands of Route Clearance and MRAP vehicles in the Middle East.  The Company currently expects this draft RFP to be issued by the end of 2010.

Outlook

Mr. Hutcherson continued, “More than half of the $675 million in new contract awards we secured in the first ten months of 2010 were associated with vehicle modernization equipment and related installation services, with a significant amount of this work anticipated for delivery in the 2010 fourth quarter.  Similar to 2009, our 2010 fourth quarter is expected to be our strongest of the year.

“As we look further out, we expect there will be a continued high-level of operational tempo in Afghanistan throughout 2011, which will provide additional vehicle and product sales in theater as well as continued operational support.  We expect modernization, as well as spares and sustainment, will remain important components of our revenue in 2011 and well into the future.  Combined with expected deliveries of the Ocelot as part of the LPPV program, we look forward to growing our business in 2011.”

Mr. Moody concluded, “We are continuing to make important progress in our business on multiple fronts.  The Company in this position because we provide survivability solutions that are highly-sought in the marketplace.  Equally as important, we have also made significant process, resource and financial improvements within the organization that have allowed us to enhance our relationships with customers and more credibly pursue opportunities worldwide.  Over the past two and a half years, the Company worked hard to rebuild the business while continuing to promote a culture of innovation and technological excellence in which we are prepared to wisely invest our financial resources when necessary.  Our win with the Ocelot in the U.K. is a prime example of this culture and demonstrates why we believe the Company is uniquely positioned for future success.

“As we move forward, we will remain diligent in focusing our resources on pursuing those opportunities in our base business in which we believe we have a strong chance of success.  Complementing these efforts, we continue to think that it is important to broaden our portfolio of marketable survivability solutions through prudent acquisitions, investments and partnerships.  Key to this strategic initiative is ensuring that any investment increases the predictability and visibility of our overall business and is in the best long-term interests of our shareholders.”

Conference Call Information

The Company will hold a conference call today at 4:30 p.m. Eastern Time to discuss its results.  The call will include comments from Michael Moody, Chairman and Chief Executive Officer; Charles Mathis, Chief Financial Officer; and, Randy Hutcherson, Chief Operating Officer.  A question and answer session will follow the management commentary portion of the call.

To listen to the call, dial 800.901.5213 (for international, dial 617.786.2962) five to ten minutes prior to the scheduled start time and provide passcode 49649751.  A live Webcast will also be available at that time on the Company’s website, www.forceprotection.net, under the “Investor Relations” section.  Please visit the website at least 15 minutes prior to the call to register for the webcast and download any necessary software.  A replay will be available two hours after the end of the call through midnight Wednesday, November 17, 2010.  To access the replay, dial 888.286.8010 (for international, dial 617.801.6888) and enter passcode 29837135, or visit the “Investor Relations” section of the Company’s website.

About Force Protection, Inc.

Force Protection, Inc. is a leading designer, developer and manufacturer of survivability solutions, including blast- and ballistic-protected wheeled vehicles currently deployed by the U.S. military and its allies to support armed forces and security personnel in conflict zones.  Force Protection’s specialty vehicles, including the Buffalo, Cougar and related variants, are designed specifically for reconnaissance and urban operations and to protect their occupants from landmines, hostile fire, and improvised explosive devices (“IEDs”, commonly referred to as roadside bombs).  Complementing these efforts, Force Protection is designing, developing and marketing new vehicle platforms (including the Ocelot and JAMMA) that provide increased modularity, speed, and mobility.  Force Protection also develops, manufactures, tests, delivers and supports products and services aimed at further enhancing the survivability of users against additional threats, including modernization of its existing fleet of vehicles.  In addition, Force Protection provides long-term sustainment of its vehicles that involve development of technical data packages, supply of spares, field and depot maintenance activities, assignment of highly-skilled field service representatives, and driver and maintenance training programs.  For more information on Force Protection and its products and services, visit www.forceprotection.net.

Safe Harbor Statement

This press release contains forward looking statements that are not historical facts, including statements about our beliefs and expectations. These statements are based on beliefs and assumptions of Force Protection’s management, and on information currently available to management. These forward looking statements include, among other things: the growth, demand and interest for Force Protection’s services and products, including the Buffalo, Cougar, Ocelot and JAMMA vehicles; current backlog, anticipated awards and expected deliveries of Ocelot vehicles; the effect of the LPPV award for future growth; expectations for future programs, including Land 121, TAPV and GAARV; modernization and spares and sustainment contracts and the effect of operations in Afghanistan; the ability to meet current and future requirements; the Company’s execution of its business strategy and strategic transformation, including its development initiatives and opportunities to broaden its platform; and, the Company’s expected financial and operating results, including its revenues, cash flow and margins, for future periods. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any of them publicly in light of new information or future events. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statements.  Examples of these factors include, but are not limited to, the ability to effectively manage the risks in the Company’s business; the ability to win future awards and finalize contracts; the ability to develop new technologies and products and the acceptance of these technologies and products; and, the other risk factors and cautionary statements listed in the Company’s periodic reports filed with the Securities and Exchange Commission, including the risks set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and as updated in the Quarterly Report on Form 10-Q for the quarter ended September 30, 2010.

(1)   Use of Non-GAAP Financial Measures

Certain disclosures in this press release include “non-GAAP financial measures.”  A non-GAAP financial measure is defined as a numerical measure of a company’s financial performance, financial position or cash flows that excludes or includes amounts so as to be different from the most directly comparable measure calculated and presented in accordance with U.S. generally accepted accounting principles (GAAP) in the Condensed Consolidated Balance Sheets and Condensed Consolidated Statements of Operations.  The Company defines “adjusted operating income,” “adjusted net income,” and “adjusted income per share” as operating income, net income and net income per share as reported under GAAP less the charge for the estimated settlements of federal shareholder class action and related derivative actions in 2010 and the one-time write-down of the Company’s Cheetah inventory and other associated costs in 2009.  By excluding these charges, management can compare the Company’s ongoing operations to prior periods and to the ongoing operations of other companies in its industry that may have materially different unusual charges.  Management believes that excluding the charges related to the legal settlements and Cheetah expenses is useful to investors because it is more representative of the ongoing business of the Company and reflects the financial indicators used by management to evaluate the Company’s financial results.  These amounts are not measures of financial performance under GAAP.  They should be considered supplemental to and not a substitute for financial performance in accordance with GAAP.  These non-GAAP measures should not be considered measures of the Company’s liquidity.  In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles.  The Company’s definition of “adjusted operating income,” “adjusted net income,” and “adjusted net income per share” may differ from similar measures used by other companies and may differ from period to period.  Subject to the review and approval of the Company’s audit committee, management may make other adjustments for expenses and gains that it does not consider reflective of core operating performance in a particular period and may modify “adjusted net income” and/or “adjusted net income per share” by excluding these expenses and gains.  This information should not be construed as an alternative to the reported results, which have been determined in accordance with GAAP.  A reconciliation of “adjusted net income” and “adjusted net income per share” with net income and net income per share are included in the accompanying financial data.

(Tables follow)

Force Protection, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited)

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2010	2009	2010	2009
	(In Thousands, Except Per Share Data)

Net sales	$176,265	$316,164	$448,251	$688,014
Cost of sales	142,690	289,628	357,605	598,863
Gross profit	33,575	26,536	90,646	89,151
General and administrative expenses	27,868	19,196	65,732	60,219
Research and development expenses	7,314	4,239	17,445	13,736
Operating (loss) income	(1,607)	3,101	7,469	15,196
Other (expense) income, net	(187)	252	75	57
Interest expense, net	(22)	(46)	(216)	(79)
(Loss) income before income tax expense	(1,816)	3,307	7,328	15,174
Income tax expense	(48)	(88)	(3,279)	(4,138)
Net (loss) income	$(1,864)	$3,219	$4,049	$11,036
(Loss) earnings per common share:
Basic	$(0.03)	$0.05	$0.06	$0.16
Diluted	$(0.03)	$0.05	$0.06	$0.16
Weighted average common shares outstanding:
Basic	68,799	68,436	68,753	68,423
Diluted	68,799	68,863	69,681	68,930

Force Protection, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

	As of September 30,	As of December 31,
	2010	2009
	(In Thousands)
Assets
Current assets:
Cash and cash equivalents	$105,438	$147,254
Accounts receivable, net	186,607	143,480
Inventories	85,850	74,075
Deferred income tax assets	8,802	16,235
Income taxes receivable	2,945	1,352
Prepaid income taxes	2,593	—
Other current assets	24,376	3,031
Total current assets	416,611	385,427
Property and equipment, net	60,814	58,918
Investment in unconsolidated joint venture	2,309	2,541
Other assets, net	673	202
Total assets	$480,407	$447,088

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$95,676	$86,588
Due to United States government	22,440	25,965
Advance payments on contracts	680	1,164
Other current liabilities	42,372	21,044
Total current liabilities	161,168	134,761
Deferred income tax liabilities	1,225	1,236
Other long-term liabilities	458	—
	162,851	135,997
Commitments and contingencies

Shareholders’ equity:
Common stock	70	70
Additional paid-in capital	262,626	260,112
Accumulated other comprehensive income	32	129
Retained earnings	54,828	50,780
Total shareholders’ equity	317,556	311,091
Total liabilities and shareholders’ equity	$480,407	$447,088

Force Protection, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	For the nine months ended September 30,
	2010	2009
	(In Thousands)
Cash flows from operating activities:
Net income	$4,049	$11,036
Adjustments to reconcile net income to net cash (used in) provided by operating activities —
Depreciation and amortization	12,099	10,285
Deferred income tax provision	7,475	(2,132)
Income tax effect realized from stock transactions	(11)	—
Stock-based compensation	2,486	2,126
Provision for asset impairment	—	748
Provision for estimated litigation settlement	8,500	—
Provision for inventory	3,084	19,791
Loss on disposal of property and equipment	5	166
Equity in loss of unconsolidated joint venture	101	315
Increase in assets —
Accounts receivable	(43,127)	(78,454)
Inventories	(11,716)	(45,136)
Advances to subcontractor	—	(5,192)
Prepaid income taxes	(2,593)	(4,572)
Income taxes receivable	(1,593)	—
Other assets	(1,662)	(1,777)
Increase (decrease) in liabilities —
Accounts payable	5,866	90,899
Due to United States government	(3,525)	(5,255)
Advance payments on contracts	(484)	35,751
Other liabilities	(6,843)	(6,675)
Total adjustments	(31,938)	10,888
Net cash (used in) provided by operating activities	(27,889)	21,924
Cash flows from investing activities:
Capital expenditures	(12,307)	(8,740)
Purchases of marketable securities	—	(9,996)
Proceeds from the sale of fixed assets	22	—
Purchase of JAMMA assets	(1,650)	—
Investment in unconsolidated joint venture	—	(2,149)
Net cash used in investing activities	(13,935)	(20,885)
Cash flows from financing activities:
Proceeds from issuance of common stock	17	37
Income tax effect realized from stock transactions	11	—
Net decrease in other long-term liabilities	—	(128)
Net cash provided by (used in) financing activities	28	(91)
Effect of foreign currency rate changes on cash	(20)	—
(Decrease) increase in cash and cash equivalents	(41,816)	948
Cash and cash equivalents at beginning of year	147,254	111,001
Cash and cash equivalents at end of period	$105,438	$111,949

GAAP to Non-GAAP Reconciliation of Operating Income, Net Income and Net Income Per Share

The following financial information is presented below using other than U.S. generally accepted accounting principles (“non-GAAP”), and is reconciled to comparable information presented using GAAP.  See Footnote (1) for further discussion.

The adjustments relate to:

•                  For the periods in 2010, the estimated settlements of federal shareholder class action and related derivative actions that began in early 2008.

•                  For the periods in 2009, the write-down of the Company’s Cheetah inventory and other associated costs.

Force Protection, Inc. and Subsidiaries Reconciliation

(In Thousands, Except Per Share Data)

(Unaudited)

	For the three months ended			For the three months ended
	September 30, 2010			September 30, 2009
	Reported Basis (GAAP)	Litigation settlement	Comparable Basis (Adjusted)	Reported Basis (GAAP)	Cheetah- Related Expenses	Comparable Basis (Adjusted)

Net sales	$176,265	$—	$176,265	$316,164	$—	$316,164
Cost of sales	142,690	—	142,690	289,628	19,264	270,364
Gross profit	33,575	—	33,575	26,536	(19,264)	45,800
Gross profit percentage	19.0%		19.0%	8.4%		14.5%
General and administrative expenses	27,868	8,500	19,368	19,196	—	19,196
Research and development expenses	7,314	—	7,314	4,239	—	4,239
Operating (loss) income	(1,607)	(8,500)	6,893	3,101	(19,264)	22,365
Other (expense) income, net	(187)	—	(187)	252	—	252
Interest expense, net	(22)	—	(22)	(46)	—	(46)
(Loss) income before income tax expense	(1,816)	(8,500)	6,684	3,307	(19,264)	22,571
Income tax expense	(48)	3,029	(3,077)	(88)	6,357	(6,445)
Net (loss) income	$(1,864)	$(5,471)	$3,607	$3,219	$(12,907)	$16,126
(Loss) earnings per common share:
Basic	$(0.03)	$(0.08)	$0.05	$0.05	$(0.19)	$0.24
Diluted	$(0.03)	$(0.08)	$0.05	$0.05	$(0.19)	$0.23
Weighted average common shares outstanding:
Basic	68,799	68,799	68,799	68,436	68,436	68,436
Diluted	68,799	69,613	69,613	68,863	68,863	68,863

Force Protection, Inc. and Subsidiaries Reconciliation

(In Thousands, Except Per Share Data)

(Unaudited)

	For the nine months ended			For the nine months ended
	September 30, 2010			September 30, 2009
	Reported Basis (GAAP)	Litigation settlement	Comparable Basis (Adjusted)	Reported Basis (GAAP)	Cheetah- Related Expenses	Comparable Basis (Adjusted)

Net sales	$448,251	$—	$448,251	$688,014	$—	$688,014
Cost of sales	357,605	—	357,605	598,863	19,264	579,599
Gross profit	90,646	—	90,646	89,151	(19,264)	108,415
Gross profit percentage	20.2%		20.2%	13.0%		15.8%
General and administrative expenses	65,732	8,500	57,232	60,219	—	60,219
Research and development expenses	17,445	—	17,445	13,736	—	13,736
Operating (loss) income	7,469	(8,500)	15,969	15,196	(19,264)	34,460
Other income, net	75	—	75	57	—	57
Interest expense, net	(216)	—	(216)	(79)	—	(79)
Income (loss) before income tax expense	7,328	(8,500)	15,828	15,174	(19,264)	34,438
Income tax expense	(3,279)	3,029	(6,308)	(4,138)	6,357	(10,495)
Net income (loss)	$4,049	$(5,471)	$9,520	$11,036	$(12,907)	$23,943
Earnings (loss) per common share:
Basic	$0.06	$(0.08)	$0.14	$0.16	$(0.19)	$0.35
Diluted	$0.06	$(0.08)	$0.14	$0.16	$(0.19)	$0.35
Weighted average common shares outstanding:
Basic	68,753	68,753	68,753	68,423	68,423	68,423
Diluted	69,681	69,681	69,681	68,930	68,930	68,930

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